Exhibit 99.1

News Release
FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 23, 2010	Rodger A. McHargue at (812) 238-6334
First Financial Corporation reports 1st Quarter Operating Results
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced the results of first-quarter performance. Net income increased 25.5% to $5.69 million from $4.53 million for the first three months of 2009. Earnings per share increased 22.9% to $0.43 per share from $0.35 for the first quarter of 2009. Continued strong net interest income was up $2.8 million to $23.3 million from the $20.5 million of 2009. The net interest margin increased to 4.26% for the first three months of 2010 as the Corporation reduced the cost of funding through the maturities of Federal Home Loan Bank borrowings that were at higher rates.
Non-interest income increased to $5.0 million from $4.7 million in the first quarter of 2009. Income increases were primarily in trust fee income and the fee income associated with increased usage of electronic banking.
Non-interest expense increased to $18.3 million from $16.7 million for the first three months of 2009. Federal deposit insurance expense increased $396 thousand or 129.4%. Excluding federal deposit insurance, the majority of the increase in non-interest expense compared to the same period of 2009 relates to the acquisition of the former First National Bank of Danville in the third quarter of 2009.
Loans grew 9.2% to $1.62 billion from $1.48 billion at March 31, 2009. Deposits increased from $1.58 billion to $1.81 billion or 14.2%. Shareholders’ equity increased 6.8% to $316.1 million and the book value per share increased $1.53 to $24.09.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

First Financial Corporation
For the Quarter Ending March 31, 2010
(Dollar amounts in thousands except per share data)

	03/31/10	03/31/09	Change	% Change

Quarter to Date Information:

Net Income	$5,686	$4,530	$1,156	25.52%
Earnings Per Average Share	$0.43	$0.35	$0.08	22.86%
Return on Assets	0.92%	0.79%	0.13%	16.46%
Return on Equity	7.29%	6.17%	1.12%	18.15%
Net Interest Margin	4.26%	4.03%	0.23%	5.71%
Net Interest Income	23,281	20,463	$2,818	13.77%
Non-Interest Income	$5,014	$4,746	268	5.65%
Non-Interest Expense	$18,281	$16,697	$1,584	9.49%
Loan Loss Provision	$2,430	$2,830	($400)	-14.13%
Net Charge Offs	$2,489	$2,081	$408	19.61%
Efficiency Ratio	61.76%	62.89%	-1.13%	-1.80%

Balance Sheet:

Assets	$2,473,056	$2,293,847	$179,209	7.81%
Deposits	$1,806,542	$1,581,323	$225,219	14.24%
Loans	$1,620,690	$1,484,804	$135,886	9.15%
Shareholders’ Equity	$316,096	$295,917	$20,179	6.82%
Book Value Per Share	$24.09	$22.56	$1.53	6.78%
Average Assets	2,481,084	2,301,617	$179,467	7.80%